Exhibit 4.18C

The Third Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement

This Third Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement (“Third Supplemental Agreement”) is made by the following parties on February 14, 2021:

⑴          Shenzhen Tencent Computer Systems Co., Ltd., a corporation duly established and validly existing under the laws of the People’s Republic of China, with its legal address at 35/F, Tencent Building, Kejizhongyi Road, Maling Community, Yuehai Street, Nanshan District, Shenzhen (“Tencent”)；

(2)          Sohu.com Limited, a corporation duly established and validly existing under the laws of Cayman Islands, with its legal address at PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands (“Sohu”)；

(3)          Sogou Inc., a corporation duly established and validly existing under the laws of the Cayman Islands, with its legal address at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“Sogou Inc.”）；

(4)          Beijing Sogou Technology Development Co., Ltd., a corporation duly established and validly existing under the laws of the People’s Republic of China, with its legal address at Room 01, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou China”)；

(5)          Beijing Sogou Network Technology Co., Ltd., a corporation duly established and validly existing under the laws of the People's Republic of China, with legal address at Room 03, 10/F, Building 9, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou Network”)；

(6)          Beijing Sogou Information Service Co., Ltd., a corporation duly established and validly existing under the laws of the People's Republic of China, with its legal address at Room 02, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou Information”)；

(7)          Shenzhen Shi Ji Guang Su Information Technology Co., Ltd., a corporation duly established and validly existing under the laws of the People's Republic of China, with its legal address at 16/F, Tencent Building, Kejizhongyi Road, Yuehai Street, Nanshan District, Shenzhen, Guangdong Province, China (“Shi Ji Guang Su”).

The parties mentioned above shall hereinafter be referred to individually as a “Party”，and collectively as the “Parties”. In particular, Sogou Inc., Sogou China, Sogou Network, Sogou Information and Shi Ji Guang Su are collectively referred to as “Sogou”.

Whereas,

The Parties entered into the Amended and Restated Business Development and Resource Sharing Agreement (the “Agreement”) on September 25, 2017, and Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement (“Supplemental Agreement”), the First Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement (“First Supplemental Agreement”), and the Second Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement (“Second Supplemental Agreement”, together with the Agreement, the Supplemental Agreement and the First Supplemental Agreement collectively as the “Original Agreements”) on October 13, 2017, September 20, 2018 and October 24, 2019 respectively.

Upon amicable consultation, the Parties amend the Original Agreements as follows:

1.            The Parties agree to extend the validity period of Subparagraph (3) of Paragraph 1 of Clause 2 “Amendment to the Strategic Principles of Business Development and Resource Sharing” of the First Supplementary Agreement for one year to September 15, 2021, i.e. the Subparagraph is modified as follows: The search function inside Weixin/WeChat is not the above- mentioned “general search engine”, and is not subject to the above provision that “such default general search engine shall be the search engine powered by Sogou”. However, from September 16, 2020 to September 15, 2021, under equivalent conditions and subject to Tencent’s requirements for user experience, Sogou Search will be the preferred third-party search function to power such a Weixin/WeChat search function that allows Weixin/WeChat users to access Internet information outside Weixin/WeChat for that period. Without prejudice to user experience, the cooperation herein may be extended for additional successive one-year periods during the Cooperation Period.

2.            Miscellaneous

2.1          Effectiveness. This Third Supplemental Agreement shall become effective when the Parties sign or seal on the date first written above.

2.2          Validity. This Third Supplemental Agreement shall become an integral part of the Original Agreement when it becomes effective, and shall have the same legal force as the Original Agreement. If there is any discrepancy between the provisions of this Third Supplemental Agreement and the Original Agreement, this Third Supplemental Agreement shall prevail, and the other provisions of the Original Agreement shall remain fully effective.

2.3          Definition and Interpretation. Unless otherwise stated, the words used herein shall have the same meanings set forth in the Original Agreement.

2.4          Counterparts. This Third Supplemental Agreement may be made in multiple counterparts. All counterparts shall be originals when they are signed and delivered, and together constitute the same one agreement.

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[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Third Supplemental Agreement to be executed by their respective authorized representatives on the date and year first written above.

Shenzhen Tencent Computer Systems Co., Ltd.	Sohu.com Limited

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Sogou Inc.	Beijing Sogou Technology Development Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Network Technology Co., Ltd.	Shenzhen Shi Ji Guang Su Information Technology Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Information Service Co., Ltd.

(Seal)

Signature:

Name:

Title: